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DOLLAR GENERAL REPORTS ON STATUS OF PENDING LAWSUIT

GOODLETTSVILLE, Tenn. – January 13, 2004 – As previously disclosed, Dollar General Corporation (NYSE: DG) is involved in a purported collective action lawsuit, Brown v. Dolgencorp, Inc. and Dollar General Corporation, pending in the United States District Court for the Northern District of Alabama involving claims that the Company’s current and former salaried store managers were entitled to overtime pay and should not have been classified as exempt employees under the Fair Labor Standards Act (“FLSA”). The plaintiffs in the case seek to recover overtime pay, liquidated damages, declaratory and injunctive relief and attorneys’ fees on behalf of themselves and others similarly situated.

On January 12, 2004, vacating its earlier order that the action proceed collectively as to an undefined region, the Court issued an order certifying an opt-in class of plaintiffs consisting of all persons employed by Dollar General as store managers at any time since March 14, 1999, who "regularly" worked more than 50 hours per week and either (1) "customarily" supervised less than two employees at one time; (2) lacked authority to hire or discharge store employees without approval of an area manager; or (3) "sometimes" worked in non-managerial positions at Dollar General stores other than the one that he/she managed.

Dollar General continues to believe that its store managers are and have been properly classified as exempt employees under the FLSA and that the action is not appropriate for collective action treatment. The Company believes the January 12th order is in error and intends to pursue available measures to attempt to overturn the order. Dollar General also plans to continue to vigorously defend the action, although no assurances can be given that it will be successful.

Dollar General Corporation is a publicly held, Fortune 500® discount retailer and operates more than 6,700 stores in 27 states. The Company store support center is located in Goodlettsville, Tennessee. Dollar General’s Web site can be reached at www.dollargeneral.com.

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